Exhibit 10.1


Silicon Valley Bank
4410 Arapahoe Avenue, Suite 200
Boulder, CO 80303
303-938-0484

April 1, 2005


Mr. Eric Balzer, Chief Financial Officer
Ramton International Corporation
1850 Ramtron Drive
Colorado Springs, CO 80921

Dear Eric,

Silicon Valley Bank ("Bank") has formally approved certain loans ("Loans") to Ramtron International Corporation and Mushkin, Inc., ("Borrowers") under the terms and conditions in this letter. This letter is not meant to be, nor shall it be construed as, an attempt to define all the terms and conditions of the Loans.

SECURED WORKING CAPITAL LOAN
----------------------------

Facility:  $4,000,000 Formula Line of Credit

Purpose:  Working capital

Borrowing Formula:  Advances on the Facility will be limited to the lesser of:
1) $4,000,000, or 2) an 80% advance rate against Eligible Accounts Receivable. The Advance Rate will be subject to a field audit to be conducted within 30 days of loan closing. Advance rates are typically based on the quality of the Accounts Receivable and attendant dilution. Eligible Accounts Receivable are those which contain selling terms acceptable to Bank and those in which the Bank has been granted a valid security interest. Eligible Accounts will exclude accounts over 90 days from invoice date, government accounts, intercompany accounts, contra accounts, foreign accounts*, credit balances, accounts in excess of 25% of total receivables, and accounts with more than 50% over 90 days from invoice date.

*Foreign accounts will be considered as eligible up to a maximum of $2,000,000.

Advances will be limited to $500,000 subject to the satisfactory results of the intial field audit.

Maturity: Two years from close of documentation or concurrent with the maturity of the Convertible Subordinated Debentures (3/28/07), whichever is sooner.

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Repayment:  Interest due monthly with principal plus interest due upon
Maturity.

Interest Rate: Prime + 0.50%, which yields a current interest rate of 6.00%. The Facility will maintain a minimum interest rate of 6.00%.

Loan Fee: $20,000 due initially and $20,000 on the first anniversary of the facility.

Non-utilization Fee: A fifteen (15.0) basis point quarterly, non-usage fee in arrears. Non-usage fee calculated as follows: fifteen (15.0) basis points of the difference between the committed amount of the Facility and the average daily outstanding balance during the prior quarter, due within 20 days after each quarter end.

Early Termination Fee: 1% of the committed facility if terminated by Borrower prior to the first anniversary date of the documents. 0.5% of the committed facility if terminated between the first anniversary date of the documents and the maturity date. Provided however that such fees shall be waived in the event that Borrower refinances with Bank, or Bank's affiliate.

Collateral: To secure the Facility, the Bank will require a first perfected security interest in all of Borrowers assets, excluding intellectual property, European receivables and real estate.

Subordination: All other indebtedness will be subordinated as to liens and right of payment on terms acceptable to Bank. Borrowers will notify Bank of any additional debt to be raised by the Borrowers.

Financial Reporting: All financial reporting will be in accordance to Generally Accepted Accounting Principles, and will include:

     1. Borrowers to provide quarterly financial statements (10Q) together with a Compliance Certificate, signed by a responsible officer of Borrower, within five (5) days of filing with the SEC.

     2. Borrowers to provide annual audited financial statements (10K) together with an unqualified opinion of the financial statement provided by an independent certified public accounting firm, within five (5) days of filing with the SEC.

     3. Borrowers to provide aged listings of Accounts Receivable (by invoice date) and Accounts Payable, together with a Borrowing Base Certificate, within 20 days of month-end unless there are no borrowings under the Line of Credit, in which case the above reporting will be due within 30 days of month-end;

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Financial Covenants:  To be monitored quarterly, Borrowers to maintain:

     1. Minimum Quick Assets to Current Liabilities, net of Current Deferred Revenue, of at least 1.75:1.00. Quick Assets to be defined as non-restricted Cash and Equivalents at Bank plus Net Accounts Receivable;

     2. Minimum Tangible Net Worth + formally subordinated debt of $8,000,000 + 50% of quarterly net income after taxes beginning March 31, 2005.

Other:

     1. Borrower will agree to maintain the majority of its operating and depository accounts with Bank. As to any deposit accounts and investment accounts maintained with another institution, Borrower shall cause such institution to enter into a control agreement in form acceptable to Bank in its good faith business judgment in order to perfect Bank's first priority security interest in said deposit accounts and investment accounts.

     2. Restrictions on additional debt financing, guarantees, mergers and acquisitions (Purchase Money Indebtedness is excluded from the preceding debt restriction). Provided however, that non-cash acquisitions will be allowed up to 49% of the Borrower's Tangible Net Worth (TNW) and cash acquisitions will be allowed up to 30% of Borrower's TNW, to the extent such acquisitions would not otherwise cause an event of default.

     3. Borrower will be responsible for collateral audit costs plus out of pocket expenses. There will be an initial collateral exam of the Borrowers and, going forward, audits will occur as warranted with a minimum occurrence of annually.

     4. Borrower to pay all of Lender's legal fees and other costs incurred in connection with the preparation and negotiation of loan documents and closing of transaction.

Confidential: This letter is delivered to you with the understanding that neither it nor its substance shall be disclosed publicly or privately to any third person except those who are in a confidential relationship to you (such as your legal counsel), or where the same is required by law and then only on a basis that it not be further disclosed.

Good Faith Deposit: A Good Faith Deposit of $20,000 is required by the Bank to initiate its due diligence review process. This deposit is refundable if the Bank does not approve the transaction (which approval is is at Bank's sole discretion). Should the transaction be approved, any portion of the deposit not utilized to pay Legal expenses will be applied towards the Commitment Fee. If, subsequent to the Bank's approval, the Borrower does not proceed with this transaction, or fails to execute final documents with Bank, the deposit shall be retained by the Bank.

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Insurance:  Borrower will be required to provide insurance against loss or damage to the equipment and commercial general liability insurance, both with terms and companies satisfactory to the Bank.

Documents: The Bank will provide its standard Loan & Security Agreement and related Loan Documents. These documents will be conformed to the specific terms of this proposal.

Expenses: Borrower shall pay all of the Bank's fees and charges in connection with the Facility, including fees of Bank's counsel.

If the basic terms and conditions are acceptable, please so indicate by returning an executed copy of this Commitment letter to Silicon Valley Bank, 4410 Arapahoe Ave., Suite 200, Boulder, CO 80303, Attn: Frank Amoroso,
April 8, 2005 or by such later date agreed upon by the Bank in writing. The proposal will constitute your instructions to the Bank to commence documentation which shall supersede this letter. This letter is intended to set forth the proposed terms of the Loan which have been approved by Bank for Borrowers. It is intended that all legal rights will be set forth in the signed definitive loan documents. Notwithstanding this, if formal documentation is not agreed on by May 31, 2005, this commitment will expire unless such later date is agreed upon by the Bank in writing.

With Best Regards,

SILICON VALLEY BANK

/s/  Mike Devery                   /s/ Frank Amoroso
----------------                   -----------------
Mike Devery                        Frank Amoroso
Senior Relationship Manager        Relationship Manager

AGREED & ACCEPTED, this 1st day of April, 2005.

Ramtron International Corporation
Mushkin Inc.

/s/ Eric A. Balzer
------------------
Eric A. Balzer

By:  Eric A. Balzer

Its:  Chief Financial Officer

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